Exhibit 23.4

December 5, 2022

Cordyceps Sunshine Biotech Holdings Co., Ltd.

6th Fl., No. 15, Lane 548, Ruiguang Road

Neihu District, Taipei City, Taiwan

Re: Consent of Professor Quansen Li

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Cordyceps Sunshine Biotech Holdings Co., Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

I hereby consent to the use of and references to my name and the inclusion of the statement that “currently there is no other institution that can completely cultivate and produce Cordyceps like Chengdu Skyherb Biotechnology Co., Ltd, [operating subsidiary of the Company]”, (i) in the Registration Statement and any amendments thereto; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), and (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates.

I further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of my statement cited for the above-mentioned purposes.

Yours faithfully,

/s/ Quansen Li
Name: Quansen Li